EXHIBIT 99

                                PRESS RELEASE




[ESB Financial Corporation Logo]
                                                         Banking Operations:

                                                         ESB Bank
                                                         Troy Hill Bank
                         P R E S S   R E L E A S E



     RELEASE DATE:                           CONTACT:
     -------------                           --------
     June 21, 2000                           Frank D. Martz
                                             Group Senior Vice President
                                             of Operations and Secretary
                                             (724) 758-5584


              ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
              -------------------------------------------------

          ESB Financial Corporation announced today that its Board of Directors at its meeting on June 20, 2000 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on July 25, 2000 to the stockholders of record at the close of business on June 30, 2000.

          In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended March 31, 2000. The Company recognized net income for the three month period ended March 31, 2000 of $1.9 million or $.33 per diluted share which reflects a 10% stock dividend as paid on May 31, 2000. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

          ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through sixteen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

                                     -End-

              600 Lawrence Avenue   Ellwood City, PA  16117-1930
                        724.758.5584   724.758.0576 (Fax)